Exhibit 99.1

Contacts:	Emily Tadano, VP Investor Relations and ESG
(480) 515-8979 (office)
investors@meritagehomes.com

Meritage Homes closes out 2022 with record fourth quarter results including a 29% increase in home closings, a 32% increase in home closing revenue and $7.09 of diluted EPS

SCOTTSDALE, Ariz., February 1, 2023 - Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, today announced fourth quarter and full year results for the periods ended December 31, 2022.

Summary Operating Results (unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2022	2021	% Chg	2022	2021	% Chg
Homes closed (units)	4,540	3,526	29%	14,106	12,801	10%
Home closing revenue	$1,984,063	$1,498,813	32%	$6,207,498	$5,094,873	22%
Average sales price - closings	$437	$425	3%	$440	$398	11%
Home orders (units)	1,808	3,367	(46)%	11,759	13,808	(15)%
Home order value	$703,706	$1,459,060	(52)%	$5,255,600	$5,796,813	(9)%
Average sales price - orders	$389	$433	(10)%	$447	$420	6%
Ending backlog (units)				3,332	5,679	(41)%
Ending backlog value				$1,524,775	$2,516,164	(39)%
Average sales price - backlog				$458	$443	3%
Earnings before income taxes	$342,249	$311,497	10%	$1,289,318	$954,834	35%
Net earnings	$262,365	$237,460	10%	$992,192	$737,444	35%
Diluted EPS	$7.09	$6.25	13%	$26.74	$19.29	39%

MANAGEMENT COMMENTS
"As a result of the Meritage team's dedication and exceptional execution, we finished the year strong, delivering 29% more homes and 32% higher home closing revenue in the fourth quarter of 2022 compared to prior year. However, ongoing economic uncertainty continued to impact buyer psychology and undermine housing demand this quarter, generating a 46% decrease in fourth quarter orders," said Steven J. Hilton, executive chairman of Meritage Homes.

"Our closings of 4,540 homes this quarter drove our $2.0 billion fourth quarter 2022 home closing revenue," added Phillippe Lord, chief executive officer of Meritage Homes. "Combined with our home closing gross margin of 25.2% and our SG&A leverage of 8.4%, we generated a 13% year-over-year increase in our diluted EPS from $6.25 to $7.09 this quarter. Excluding nonrecurring items, adjusted fourth quarter 2022 home closing gross margin was 25.7% compared to 29.2% in 2021."

"The fourth quarter 2022 sales orders of 1,808 homes were 46% lower than prior year primarily due to elevated cancellations. The cancellation rate was 39% this quarter as we proactively and aggressively validated every home in our backlog to ensure we are entering 2023 only with buyers committed to close and re-deploying available homes back to the sales team. Quarterly gross sales orders declined a more moderate 22% year-over-year. Our fourth quarter 2022 average absorption pace was 2.2 per month, which was down from 4.5 per month in the fourth quarter of 2021, but gross sales pace was 3.6 per month—at our 3-4 monthly target, affirming that buyer demand is present at the right price in today's market," Mr. Lord continued. "While we are focused on prioritizing pace over price, we let our spec inventory in production reach near-completion before we reset pricing for our supply of available inventory, which coincided with us closing a large portion of our backlog."

"Although favorable demographics and the low supply of new and resale housing inventory should drive long-term demand, we believe they were overshadowed by the macroeconomic factors that drove the slower orders this quarter," said Mr. Lord. "Looking into 2023, we are starting the new year on the right foot. We believe we have the right level of completed and near-completed homes to sell in nearly all of our stores and we are working to find the market clearing price to get back to our target absorption pace of 3-4 net sales per month. As our strategy is centered on affordable, move-in ready product, we believe we can continue to capture market share over the coming year."

"We remain focused on balance sheet discipline, ending the year with over $860 million in cash. While increasing our liquidity, we grew our community count 5% year-over-year to 271 active communities at December 31, 2022, and we expect to continue to open new stores throughout the year and return to our 300 community target over the next several quarters. In the fourth quarter, we continued rightsizing our land positions and did not add any new lots under control while terminating underperforming land deals totaling roughly 3,700 lots with a corresponding $4.2 million in walk-away charges. We spent $351 million on land acquisition and development this quarter, bringing our full year total spend to $1.5 billion," said Mr. Lord. "We had nothing drawn under our credit facility and our net debt-to-capital was just 6.8% at December 31, 2022."

FOURTH QUARTER RESULTS
•Total sales orders of 1,808 homes for the fourth quarter of 2022 were 46% lower than prior year despite a 10% year-over-year increase in average community count. The average absorption pace decreased 51% to 2.2 per month from 4.5 in the prior year primarily due to an elevated cancellation rate of 39% this quarter. Gross sales orders of 2,979 homes declined 22% compared to the fourth quarter of 2021. Entry-level represented 89% of fourth quarter 2022 orders, compared to 82% in the prior year. Average sales price ("ASP") on orders decreased 10% year-over-year to $389,000 in the fourth quarter of 2022 and decreased 8% sequentially from $422,000 in the third quarter of 2022.
•The 32% year-over-year increase in home closing revenue to $2.0 billion for the fourth quarter of 2022 was due to 29% greater home closing volume and 3% higher ASPs on closings compared to prior year.
•The 380 bps deterioration in fourth quarter 2022 home closing gross margin to 25.2% from 29.0% a year ago was the result of greater incentives and higher direct costs as well as several nonrecurring items, including $10.9 million in warranty adjustments related to two specific cases and $4.2 million in terminated land deal walk-away charges, which were partially offset by $5.4 million in retroactive vendor rebates. The fourth quarter of 2021 included $2.5 million in terminated land deal walk-away charges. Excluding these nonrecurring items, adjusted fourth quarter 2022 home closing gross margin of 25.7% compared to adjusted fourth quarter 2021 home closing gross margin of 29.2%.
•Selling, general and administrative expenses ("SG&A") were 8.4% of fourth quarter 2022 home closing revenue, a slight improvement over 8.5% in the prior year resulting from greater leverage of fixed expenses on higher home closing revenue, which was partially offset by higher commissions and advertising costs that reflect our response to the current sales environment. In addition, the fourth quarter of 2021 included a one-time exit payment of $3.6 million to an executive and $1.4 million of equity expense related to a change in the Company's retirement plan.
•The fourth quarter effective income tax rate was 23.3% in 2022 compared to 23.8% in 2021. The 2022 rate benefited from earned eligible energy tax credits on qualifying homes under the Internal Revenue Code new energy-efficient homes credit from the Inflation Reduction Act ("IRA") enacted in August 2022. The 2021 rate similarly benefited from the Taxpayer Certainty and Disaster Tax Relief Act passed in December 2019 ("2019 Act").
•Net earnings were $262.4 million ($7.09 per diluted share) for the fourth quarter of 2022, a 10% increase over $237.5 million ($6.25 per diluted share) for the fourth quarter of 2021. Strong earnings growth primarily reflected higher home closing volume, which combined with a lower outstanding share count in the current quarter, led to a 13% year-over-year improvement in earnings per diluted share.

YEAR TO DATE RESULTS
•Total sales orders of 11,759 homes for the full year 2022 decreased 15% over prior year despite a 23% year-over-year increase in average community count. The full year 2022 average absorption pace declined 29%, primarily due to elevated cancellations in the second half of the year.
•Home closing revenue increased 22% for the full year 2022 to $6.2 billion due to 11% higher ASPs on closings and 10% greater home closing volume.
•The 80 bps improvement for home closing gross margin for the full year 2022 to 28.6% from 27.8% was primarily due to higher margins in the first half of the year and better leveraging of fixed costs on greater home closing revenue, which more than offset rising material and labor costs as well as higher incentives in the second half of the year. The full year 2022 home closing gross margin included nonrecurring items related to $15.8 million in terminated land deal walk-away charges and $10.9 million in warranty adjustments, which were partially offset by $5.4 million of retroactive vendor rebates. The full year 2021 home closing gross margin included $4.5 million in terminated land deal walk-away charges; there were no warranty adjustments or retroactive vendor rebates in the prior year.
•SG&A as a percentage of home closing revenue improved 90 bps year-over-year to 8.3% from 9.2% in 2021, due to greater leverage of overhead expenses on higher home closing revenue and lower full year commissions and advertising costs as a percentage of home closing revenue. In addition, full year 2021 included a one-time exit payment of $3.6 million to an executive and $1.4 million of equity expense related to a change in the Company's retirement plan.
•In 2021, we recognized a loss on the early extinguishment of debt of $18.2 million in connection with the early redemption in April 2021 of our 7.00% senior notes due 2022. There were no such transactions in 2022.
•The effective tax rate for the full year 2022 was 23.0%, compared to 22.8% for the full year 2021. Tax credits were earned on qualifying energy-efficient homes in the current year under the 2022 IRA and in the prior year under the 2019 Act.
•Net earnings were $992.2 million ($26.74 per diluted share) for the full year 2022, a 35% increase over $737.4 million ($19.29 per diluted share) for the full year 2021, primarily reflecting pricing power, expanded gross margin, and greater overhead leverage in 2022, as well as a lower outstanding share count in 2022.

BALANCE SHEET
•Cash and cash equivalents at December 31, 2022 totaled $861.6 million, compared to $618.3 million at December 31, 2021, primarily as a result of reduced spend on land, development and home inventory. Real estate assets increased from $3.7 billion at December 31, 2021 to $4.4 billion at December 31, 2022.

•A total of approximately 63,000 lots were owned or controlled as of December 31, 2022 compared to approximately 75,000 total lots at December 31, 2021.
•Debt-to-capital and net debt-to-capital ratios were 22.6% and 6.8%, respectively, at December 31, 2022, which compared to 27.6% and 15.1%, respectively, at December 31, 2021.
•The Company repurchased 1,166,040 shares of stock, or 3.1% of the outstanding balance as of the beginning of the year, for a total of $109.3 million during the full year 2022. There were no share repurchases during the fourth quarter. As of December 31, 2022, $244.1 million remained available to repurchase under our authorized share repurchase program.

CONFERENCE CALL
Management will host a conference call to discuss its fourth quarter 2022 results at 8:00 a.m. Mountain Standard Time (10:00 a.m. Eastern Standard Time) on Thursday, February 2, 2023. The call will be webcast live with an accompanying slideshow available on the "Investor Relations" page of the Company's website at https://investors.meritagehomes.com. Telephone participants will be able to join by dialing in to 1-877-407-6951 US toll free or 1-412-902-0046 on the day of the call.

A replay of the call will be available via webcast beginning at approximately 11:00 a.m. Mountain Standard Time (1:00 p.m. Eastern Standard Time) on February 2, 2023 and extending through February 16, 2023, at
https://investors.meritagehomes.com.

Meritage Homes Corporation and Subsidiaries
Consolidated Income Statements
(In thousands, except per share data)
(unaudited)

	Three Months Ended December 31,
	2022	2021	Change $	Change %
Homebuilding:
Home closing revenue	$1,984,063	$1,498,813	$485,250	32%
Land closing revenue	7,328	12	7,316	N/M
Total closing revenue	1,991,391	1,498,825	492,566	33%
Cost of home closings	(1,484,071)	(1,064,068)	(420,003)	39%
Cost of land closings	(7,600)	(2,074)	(5,526)	266%
Total cost of closings	(1,491,671)	(1,066,142)	(425,529)	40%
Home closing gross profit	499,992	434,745	65,247	15%
Land closing gross loss	(272)	(2,062)	1,790	(87)%
Total closing gross profit	499,720	432,683	67,037	15%
Financial Services:
Revenue	7,357	5,583	1,774	32%
Expense	(3,236)	(2,336)	(900)	39%
Earnings from financial services unconsolidated entities and other, net	1,918	2,188	(270)	(12)%
Financial services profit	6,039	5,435	604	11%
Commissions and other sales costs	(110,459)	(74,818)	(35,641)	48%
General and administrative expenses	(56,614)	(53,152)	(3,462)	7%
Interest expense	—	(72)	72	N/M
Other income, net	3,563	1,421	2,142	151%
Earnings before income taxes	342,249	311,497	30,752	10%
Provision for income taxes	(79,884)	(74,037)	(5,847)	8%
Net earnings	$262,365	$237,460	$24,905	10%

Earnings per common share:
Basic			Change $ or shares	Change %
Earnings per common share	$7.17	$6.36	$0.81	13%
Weighted average shares outstanding	36,571	37,334	(763)	(2)%
Diluted
Earnings per common share	$7.09	$6.25	$0.84	13%
Weighted average shares outstanding	37,009	37,993	(984)	(3)%

Meritage Homes Corporation and Subsidiaries
Consolidated Income Statements
(In thousands, except per share data)
(unaudited)

	Twelve Months Ended December 31,
	2022	2021	Change $	Change %
Homebuilding:
Home closing revenue	$6,207,498	$5,094,873	$1,112,625	22%
Land closing revenue	61,229	25,237	35,992	143%
Total closing revenue	6,268,727	5,120,110	1,148,617	22%
Cost of home closings	(4,434,480)	(3,676,496)	(757,984)	21%
Cost of land closings	(49,646)	(26,320)	(23,326)	89%
Total cost of closings	(4,484,126)	(3,702,816)	(781,310)	21%
Home closing gross profit	1,773,018	1,418,377	354,641	25%
Land closing gross profit/(loss)	11,583	(1,083)	12,666	(1,170)%
Total closing gross profit	1,784,601	1,417,294	367,307	26%
Financial Services:
Revenue	23,476	21,207	2,269	11%
Expense	(11,133)	(9,182)	(1,951)	21%
Earnings from financial services unconsolidated entities and other, net	5,951	6,009	(58)	(1)%
Financial services profit	18,294	18,034	260	1%
Commissions and other sales costs	(323,266)	(285,403)	(37,863)	13%
General and administrative expenses	(192,984)	(181,449)	(11,535)	6%
Interest expense	(41)	(318)	277	(87)%
Other income, net	2,714	4,864	(2,150)	(44)%
Loss on early extinguishment of debt	—	(18,188)	18,188	N/A
Earnings before income taxes	1,289,318	954,834	334,484	35%
Provision for income taxes	(297,126)	(217,390)	(79,736)	37%
Net earnings	$992,192	$737,444	$254,748	35%

Earnings per common share:
Basic			Change $ or shares	Change %
Earnings per common share	$27.04	$19.61	$7.43	38%
Weighted average shares outstanding	36,694	37,610	(916)	(2)%
Diluted
Earnings per common share	$26.74	$19.29	$7.45	39%
Weighted average shares outstanding	37,101	38,233	(1,132)	(3)%

Meritage Homes Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands)
(unaudited)

	December 31, 2022	December 31, 2021
Assets:
Cash and cash equivalents	$861,561	$618,335
Other receivables	215,019	147,548
Real estate (1)	4,358,263	3,734,408
Real estate not owned	—	8,011
Deposits on real estate under option or contract	76,729	90,679
Investments in unconsolidated entities	11,753	5,764
Property and equipment, net	38,635	37,340
Deferred tax assets, net	45,452	40,672
Prepaids, other assets and goodwill	164,689	124,776
Total assets	$5,772,101	$4,807,533
Liabilities:
Accounts payable	$273,267	$216,009
Accrued liabilities	360,615	337,277
Home sale deposits	37,961	42,610
Liabilities related to real estate not owned	—	7,210
Loans payable and other borrowings	7,057	17,552
Senior notes, net	1,143,590	1,142,486
Total liabilities	1,822,490	1,763,144
Stockholders' Equity:
Preferred stock	—	—
Common stock	366	373
Additional paid-in capital	327,878	414,841
Retained earnings	3,621,367	2,629,175
Total stockholders’ equity	3,949,611	3,044,389
Total liabilities and stockholders’ equity	$5,772,101	$4,807,533
(1) Real estate – Allocated costs:
Homes under contract under construction	822,428	$1,039,822
Unsold homes, completed and under construction	1,155,543	484,999
Model homes	97,198	81,049
Finished home sites and home sites under development	2,283,094	2,128,538
Total real estate	$4,358,263	$3,734,408

Meritage Homes Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Twelve Months Ended December 31,
	2022	2021
Cash flows from operating activities:
Net earnings	$992,192	$737,444
Adjustments to reconcile net earnings to net cash provided by/(used in) operating activities:
Depreciation and amortization	24,748	26,245
Stock-based compensation	22,333	20,069
Loss on early extinguishment of debt	—	18,188
Equity in earnings from unconsolidated entities	(6,093)	(4,657)
Distribution of earnings from unconsolidated entities	5,900	4,951
Other	10,863	(2,911)
Changes in assets and liabilities:
Increase in real estate	(624,522)	(948,055)
Decrease/(increase) in deposits on real estate under option or contract	10,463	(31,946)
Increase receivables, prepaids and other assets	(102,950)	(65,114)
Increase in accounts payable and accrued liabilities	76,985	76,158
(Decrease)/increase in home sale deposits	(4,649)	17,536
Net cash provided by/(used in) operating activities	405,270	(152,092)
Cash flows from investing activities:
Investments in unconsolidated entities	(5,796)	(1,708)
Purchases of property and equipment	(26,971)	(25,664)
Proceeds from sales of property and equipment	481	551
Maturities/sales of investments and securities	1,032	2,795
Payments to purchase investments and securities	(1,032)	(2,795)
Net cash used in investing activities	(32,286)	(26,821)
Cash flows from financing activities:
Repayment of loans payable and other borrowings	(20,455)	(13,589)
Repayment of senior notes	—	(317,690)
Proceeds from issuance of senior notes	—	450,000
Payment of debt issuance costs	—	(6,102)
Repurchase of shares	(109,303)	(60,992)
Net cash (used in)/provided by financing activities	(129,758)	51,627
Net increase/(decrease) in cash and cash equivalents	243,226	(127,286)
Beginning cash and cash equivalents	618,335	745,621
Ending cash and cash equivalents	$861,561	$618,335

Supplemental Information (Dollars in thousands – unaudited):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Depreciation and amortization	$7,203	$6,353	$24,748	$26,245

Summary of Capitalized Interest:
Capitalized interest, beginning of period	$62,090	$57,293	$56,253	$58,940
Interest incurred	15,036	15,211	60,599	62,836
Interest expensed	—	(72)	(41)	(318)
Interest amortized to cost of home and land closings	(16,957)	(16,179)	(56,642)	(65,205)
Capitalized interest, end of period	$60,169	$56,253	$60,169	$56,253

Reconciliation of Non-GAAP Information (Dollars in thousands – unaudited):
This press release and management’s comments and discussion about our operating results included in this press release reflect certain adjustments, including home closing gross profit, home closing gross margin, and debt-to-capital ratios. These are considered non-GAAP financial measures and should be considered in addition to, rather than as a substitute for, the comparable GAAP financial measures. We believe these non-GAAP financial measures are relevant and useful to investors in understanding our operating results and may be helpful in comparing the Company with other companies in the homebuilding industry to the extent they provide similar information. We encourage investors to understand the methods used by other companies in the homebuilding industry to calculate these non-GAAP financial measures and any adjustments thereto before comparing to our non-GAAP financial measures.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Home closing gross profit	$499,992	$434,745	$1,773,018	$1,418,377
Home closing gross margin	25.2%	29.0%	28.6%	27.8%

Add: Write-off of terminated land deals	4,203	2,453	15,811	4,478
Add: Warranty adjustments	10,916	—	10,916	—
Less: Retroactive vendor rebates	(5,446)	—	(5,446)	—
Adjusted home closing gross profit	$509,665	$437,198	$1,794,299	$1,422,855
Adjusted home closing gross margin	25.7%	29.2%	28.9%	27.9%

Reconciliation of Non-GAAP Information, continued (Dollars in thousands – unaudited):

	December 31, 2022	December 31, 2021
Senior notes, net, loans payable and other borrowings	$1,150,647	$1,160,038
Stockholders' equity	3,949,611	3,044,389
Total capital	5,100,258	4,204,427
Debt-to-capital	22.6%	27.6%

Senior notes, net, loans payable and other borrowings	$1,150,647	$1,160,038
Less: cash and cash equivalents	(861,561)	(618,335)
Net debt	289,086	541,703
Stockholders’ equity	3,949,611	3,044,389
Total net capital	$4,238,697	$3,586,092
Net debt-to-capital	6.8%	15.1%

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands)
(unaudited)

	Three Months Ended
	December 31, 2022		December 31, 2021
	Homes	Value	Homes	Value
Homes Closed:
Arizona	601	$250,048	760	$305,296
California	413	289,379	352	228,774
Colorado	203	123,153	166	96,091
West Region	1,217	662,580	1,278	630,161
Texas	1,417	565,630	1,036	395,253
Central Region	1,417	565,630	1,036	395,253
Florida	775	302,949	417	159,707
Georgia	315	137,262	191	80,262
North Carolina	425	174,754	390	156,721
South Carolina	204	61,557	119	41,626
Tennessee	187	79,331	95	35,083
East Region	1,906	755,853	1,212	473,399
Total	4,540	$1,984,063	3,526	$1,498,813

Homes Ordered:
Arizona	198	$61,632	559	$238,663
California	246	153,997	242	168,688
Colorado	18	7,853	193	112,344
West Region	462	223,482	994	519,695
Texas	614	208,309	1,127	452,712
Central Region	614	208,309	1,127	452,712
Florida	252	106,688	500	190,426
Georgia	117	44,116	161	70,017
North Carolina	182	64,046	345	140,339
South Carolina	94	24,049	126	42,247
Tennessee	87	33,016	114	43,624
East Region	732	271,915	1,246	486,653
Total	1,808	$703,706	3,367	$1,459,060

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands)
(unaudited)

	Twelve Months Ended
	December 31, 2022		December 31, 2021
	Homes	Value	Homes	Value
Homes Closed:
Arizona	2,200	$937,575	2,183	$802,401
California	1,265	887,292	1,242	776,528
Colorado	627	377,242	630	335,490
West Region	4,092	2,202,109	4,055	1,914,419
Texas	4,556	1,835,498	4,165	1,500,682
Central Region	4,556	1,835,498	4,165	1,500,682
Florida	2,076	806,769	1,663	600,554
Georgia	738	328,031	647	249,882
North Carolina	1,421	590,729	1,390	528,840
South Carolina	604	194,412	377	129,367
Tennessee	619	249,950	504	171,129
East Region	5,458	2,169,891	4,581	1,679,772
Total	14,106	$6,207,498	12,801	$5,094,873

Homes Ordered:
Arizona	1,540	$656,263	2,335	$951,730
California	1,134	796,935	1,191	773,166
Colorado	424	256,958	750	429,499
West Region	3,098	1,710,156	4,276	2,154,395
Texas	3,641	1,501,591	4,413	1,700,744
Central Region	3,641	1,501,591	4,413	1,700,744
Florida	2,040	830,897	1,981	738,132
Georgia	737	324,126	694	283,649
North Carolina	1,197	503,664	1,501	591,193
South Carolina	529	170,149	390	132,779
Tennessee	517	215,017	553	195,921
East Region	5,020	2,043,853	5,119	1,941,674
Total	11,759	$5,255,600	13,808	$5,796,813

Order Backlog:
Arizona	485	$206,136	1,145	$493,575
California	262	177,954	393	271,383
Colorado	125	75,783	328	198,832
West Region	872	459,873	1,866	963,790
Texas	963	425,371	1,878	772,871
Central Region	963	425,371	1,878	772,871
Florida	832	371,505	868	352,584
Georgia	202	84,575	203	91,781
North Carolina	341	135,528	565	225,854
South Carolina	58	19,198	133	44,673
Tennessee	64	28,725	166	64,611
East Region	1,497	639,531	1,935	779,503
Total	3,332	$1,524,775	5,679	$2,516,164

Meritage Homes Corporation and Subsidiaries
Operating Data
(unaudited)

	Three Months Ended
	December 31, 2022		December 31, 2021
	Ending	Average	Ending	Average
Active Communities:
Arizona	46	49.0	39	38.5
California	31	31.5	22	20.0
Colorado	17	17.5	17	16.5
West Region	94	98.0	78	75.0
Texas	81	77.5	73	70.5
Central Region	81	77.5	73	70.5
Florida	29	29.5	41	39.5
Georgia	19	18.5	15	13.5
North Carolina	29	28.0	26	26.0
South Carolina	10	11.0	14	12.5
Tennessee	9	10.5	12	10.5
East Region	96	97.5	108	102.0
Total	271	273.0	259	247.5

	Twelve Months Ended
	December 31, 2022		December 31, 2021
	Ending	Average	Ending	Average
Active Communities:
Arizona	46	46.6	39	36.2
California	31	28.0	22	19.0
Colorado	17	17.8	17	14.6
West Region	94	92.4	78	69.8
Texas	81	76.6	73	65.4
Central Region	81	76.6	73	65.4
Florida	29	36.4	41	34.8
Georgia	19	16.2	15	11.2
North Carolina	29	28.6	26	24.6
South Carolina	10	13.2	14	8.8
Tennessee	9	11.8	12	9.2
East Region	96	106.2	108	88.6
Total	271	275.2	259	223.8

ABOUT MERITAGE HOMES CORPORATION
Meritage Homes is the seventh-largest public homebuilder in the United States, based on homes closed in 2021. The Company offers affordable, energy-efficient entry-level and first move-up homes. Operations span across Arizona, California, Colorado, Texas, Florida, Georgia, North Carolina, South Carolina and Tennessee.
Meritage Homes has delivered over 165,000 homes in its 37-year history, and has a reputation for its distinctive style, quality construction, and award-winning customer experience. The Company is an industry leader in energy-efficient homebuilding, a nine-time recipient of the U.S. Environmental Protection Agency’s ("EPA") ENERGY STAR® Partner of the Year for Sustained Excellence Award since 2013 for innovation and industry leadership in energy-efficient homebuilding, and the recipient of the EPA's 2022 Market Leader Award for Certified Homes as well as the EPA's 2022 Indoor airPLUS Leader Award.
For more information, visit www.meritagehomes.com.
The information included in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include expectations about the housing market in general; expectations about our future results; the level of our near-completed inventory; our ability to capture market share; our future community count; and projected 2023 home closings.
Such statements are based on the current beliefs and expectations of Company management and current market conditions, which are subject to significant uncertainties and fluctuations. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, except as required by law, to update or revise any forward-looking statements to reflect future events or changes in these expectations. Meritage's business is subject to a number of risks and uncertainties. As a result of those risks and uncertainties, the Company's stock and note prices may fluctuate dramatically. These risks and uncertainties include, but are not limited to, the following: increases in mortgage interest rates, the availability and pricing of residential mortgages and the potential benefits of rate locks; inflation in the cost of materials used to develop communities and construct homes; supply chain and labor constraints; our ability to acquire and develop lots may be negatively impacted if we are unable to obtain performance and surety bonds; the ability of our potential buyers to sell their existing homes; legislation related to tariffs; the adverse effect of slow absorption rates; impairments of our real estate inventory; cancellation rates; competition; home warranty and construction defect claims; failures in health and safety performance; fluctuations in quarterly operating results; our level of indebtedness; our ability to obtain financing if our credit ratings are downgraded; our potential exposure to and impacts from natural disasters or severe weather conditions; the availability and cost of finished lots and undeveloped land; the success of our strategy to offer and market entry-level and first move-up homes; a change to the feasibility of projects under option or contract that could result in the write-down or write-off of earnest money or option deposits; our limited geographic diversification; the replication of our energy-efficient technologies by our competitors; shortages in the availability and cost of subcontract labor; our exposure to information technology failures and security breaches and the impact thereof; the loss of key personnel; changes in tax laws that adversely impact us or our homebuyers; our inability to prevail on contested tax positions; failure of our employees and representatives to comply with laws and regulations; our compliance with government regulations related to our financial services operations; negative publicity that affects our reputation; potential disruptions to our business by an epidemic or pandemic (such as COVID-19), and measures that federal, state and local governments and/or health authorities implement to address it; and other factors identified in documents filed by the Company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2021 and our Form 10-Q for the quarter ended September 30, 2022 under the caption "Risk Factors," which can be found on our website at https://investors.meritagehomes.com.